					EXHIBIT 99.1

REVISED SUMMARY QUARTERLY RESULTS
Quarterly, Unaudited

						4Q08 Change vs.
(Thousands)	4Q08	3Q08	2Q08	1Q08	4Q07	3Q08	4Q07
Income Statement Highlights
Net interest income	$204,948	$223,147	$238,895	$228,092	$225,987	(8)%	(9)%
Noninterest income	336,672	305,383	400,018	383,130	103,429	10%	226%
Securities gains/(losses), net	1,346	(210)	(972)	65,946	(10,442)	NM	NM
Total revenue	542,966	528,320	637,941	677,168	318,974	3%	70%
Noninterest expense	349,658	402,274	465,843	438,277	561,559	(13)%	(38)%
Provision	280,000	340,000	220,000	240,000	156,519	(18)%	79%
Pre-tax income/(loss)	(86,692)	(213,954)	(47,902)	(1,109)	(399,104)	59%	78%
Benefit for income taxes	(30,988)	(88,859)	(28,821)	(8,146)	(146,342)	65%	79%
Income/(loss) from continuing operations	(55,704)	(125,095)	(19,081)	7,037	(252,762)	55%	78%
Income from discontinued operations, net of tax	-	-	-	883	4,137	-	(100)%
Net income/(loss)	(55,704)	(125,095)	(19,081)	7,920	(248,625)	55%	78%
Preferred stock dividends	7,413	-	-	-	-	NM	NM
Income/(loss) from continuing operations available to common shareholders	(63,117)	(125,095)	(19,081)	7,920	(248,625)	50%	75%
Net Income/(loss) available to common shareholders	(63,117)	(125,095)	(19,081)	7,920	(248,625)	50%	75%
Common Stock Data
Diluted EPS from continuing operations available to common shareholders (a)	$(0.31)	$(0.61)	$(0.11)	$0.05	$(1.91)	49%	84%
Diluted EPS available to common shareholders (a)	(.31)	(.61)	(.11)	.06	(1.88)	49%	84%
Diluted shares (a)	204,882	204,880	180,186	132,938	132,336	*	55%
Period-end shares outstanding (a)	205,283	205,837	205,994	133,639	133,218	*	54%
Dividends declared per share (b)	NM (c)	NM (d)	$0.19 (e)	$0.19 (e)	$0.43 (e)	NM	NM
Balance Sheet Highlights (Period End)
Total loans, net of unearned income	$21,278,190	$21,601,898	$22,225,232	$21,932,020	$22,103,516	(1)%	(4)%
Total loans held for sale-divestiture	-	-	-	207,672	289,878	-	(100)%
Total deposits	14,241,814	13,778,235	15,093,947	16,188,542	17,032,285	3%	(16)%
Total deposits-divestiture	-	-	296,632	118,720	230,418	-	(100)%
Total assets	31,021,980	32,804,376	35,549,961	37,267,945	37,015,461	(5)%	(16)%
Total assets-divestiture	-	-	395,628	216,431	305,734	-	(100)%
Total liabilities	27,447,348	29,931,458	32,557,238	34,860,441	34,584,588	(8)%	(21)%
Total liabilities-divestiture	-	-	298,098	120,590	232,343	-	(100)%
Total shareholders' equity	3,279,467	2,577,641	2,697,446	2,112,227	2,135,596	27%	53%
Key Ratios & Other
Return on average assets	(.71)%	(1.49)%	(.21)%	.09%	(2.65)%
Return on average common equity	(9.29)%	(18.30)%	(3.02)%	1.47%	(42.52)%
Net interest margin	2.96%	3.01%	3.01%	2.81%	2.77%
Efficiency ratio	64.4%	76.1%	73.0%	64.7%	176.1%
Book value per common share (a)	$12.13	$12.52	$13.09	$15.81	$16.03
Tangible book value per common share (a)	$10.98	$11.36	$11.92	$13.98	$14.16
FTE employees	6,095	6,195	9,386	9,711	10,174	(2)%	(40)%
NM - Not meaningful
* Amount is less than one percent.
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) Shares restated for October 1, 2008 and January 1, 2009 stock dividends.
(b) Third and fourth quarter 2008 dividend declared paid in shares.
(c) Stock dividend rate of 1.837% per share.
(d) Stock dividend rate of 3.0615% per share.
(e) Cash dividends per share restated for October 1, 2008, and January 1, 2009, stock dividends.